EXHIBIT 11

                           GRIFFIN GAMING & ENTERTAINMENT, INC.
                              COMPUTATION OF PER SHARE DATA
                          (In Thousands, except per share data)

                                   Quarter Ended          Three Quarters Ended
                                   September 30,              September 30,
                                  1995       1994           1995         1994
Per Share Data - Primary:

Earnings (loss):
 Earnings (loss) before
  extraordinary item            $10,160     $ 9,785       $15,876     $(104,303)
 Extraordinary item                          (1,300)                    186,000
 Net earnings                   $10,160     $ 8,485       $15,876     $  81,697

Shares and share
 equivalents:
 Weighted average number
  of shares of Common
  Stock outstanding               7,941       7,808         7,940         6,065
 Weighted average number
  of share equivalents
  outstanding                       802                       553
 Weighted average number
  of shares and share
  equivalents                     8,743       7,808         8,493         6,065

 Earnings (loss) per share:
 Earnings (loss) before
  extraordinary item              $1.16       $1.25         $1.87       $(17.20)
 Extraordinary item                            (.16)                      30.67
 Net earnings                     $1.16       $1.09         $1.87       $ 13.47

Per Share Data - Fully
 Diluted:

Net earnings                     $10,160                   $15,876

Shares and share
 equivalents:
 Weighted average number
  of shares of Common
  Stock outstanding               7,941                     7,940
 Weighted average number
  of share equivalents
  outstanding                       802                       757
 Weighted average number
  of shares and share
  equivalents                     8,743                     8,697

 Net earnings per share           $1.16                     $1.83



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